Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact:
Damien Kane
732-499-7200 x2503
SVP, Director of Marketing
dkane@eNorthfield.com

NORTHFIELD BANK ANNOUNCES
EXECUTIVE LEADERSHIP CHANGES

WOODBRIDGE, N.J., MARCH 29, 2019 (GLOBE NEWSWIRE) -- NORTHFIELD BANCORP, INC (the “Company”) (NASDAQ: NFBK), the holding company for Northfield Bank, reported today that in connection with the Company’s executive management succession plan, Kenneth J. Doherty will relinquish his title of Executive Vice President as part of his retirement from the Company that was announced in August 2018. Mr. Doherty will retain the title of Senior Credit Advisor, however he will no longer oversee the credit underwriting or credit administration functions of the Bank.

Tara L. French, Executive Vice President & Chief Administrative Officer, will assume the leadership and oversight of the Credit Department and Credit Administration Department. Ms. French joined Northfield in 2017 after a career as a banking regulator with a range of responsibilities, including supervision of midsize and community banks at the Office of the Comptroller of the Currency.

Steven M. Klein, President and Chief Executive Officer of Northfield Bank stated, “Tara’s extensive credit and regulatory background provides for a seamless transition as we continue to grow and diversify our commercial loan portfolio throughout the greater metropolitan region. We thank Ken for his more than 30 years of service and for his integral role in taking Northfield Bank from a mutual savings bank to the $4.4 billion publicly traded company that we are today.”

About Northfield Bank
Northfield Bank, founded in 1887, is a $4.4 billion financial institution which operates 40 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union Counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.